Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

CenterPoint Energy Houston Electric, LLC

Houston, Texas

We have examined management of CenterPoint Energy Houston Electric, LLC’s assertion, included in the accompanying Management’s Assertion of Compliance with Servicing Standards, that CenterPoint Energy Houston Electric, LLC (the “Company”) complied with its minimum servicing standards (the “servicing standards”), for the Transition Property Servicing Agreement, dated as of December 16, 2005, by and between CenterPoint Energy Transition Bond Company II, LLC and the Company, listed in Appendix II, as of and for the year ended December 31, 2018. Management is responsible for the Company’s compliance with the servicing standards and its assertion. Our responsibility is to express an opinion on the Company’s compliance with the servicing standards based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the servicing standards, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing standards, including tests on a sample basis of the servicing activities related to the servicing standards, determining whether the Company performed those selected activities in compliance with the servicing standards during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the servicing standards. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the servicing standards.

Our examination disclosed the following material noncompliance with Criterion V.5 applicable to the Company during the year ended December 31, 2018. The Company failed to timely remit certain reports to the Public Utility Commission of Texas.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned servicing standards as of and for the year ended December 31, 2018.

Management’s assessment includes management’s responses to the material noncompliance identified in our examination. Such responses have not been subjected to the procedures applied in our examination and, accordingly, we do not express an opinion or provide any form of assurance on the appropriateness of the responses or the effectiveness of any corrective actions described therein.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 25, 2019

MANAGEMENT’S ASSERTION OF COMPLIANCE WITH SERVICING STANDARDS

Except as set forth in Appendix I, as of and for the year ended December 31, 2018, CenterPoint Energy Houston Electric, LLC (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for the Transition Property Servicing Agreement dated as of December 16, 2005 by and between CenterPoint Energy Transition Bond Company II, LLC, as Issuer, and the Company, as Servicer, as set forth in Appendix II attached hereto.

Dated: March 25, 2019

/s/ Carla Anita Kneipp
Carla Anita Kneipp
Vice President and Treasurer
CenterPoint Energy Houston Electric, LLC

APPENDIX I

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned, relating to criterion V.5 of the minimum servicing standards listed in Appendix II, occurred during the year ended December 31, 2018:

Nature of Default	Status
In connection with its November 1, 2018 Calculation Date Statement, the Servicer failed to remit the Calculation Date Statement for the TBC II Senior Secured Transition Bonds, Series A (the “Bonds”) to the Public Utility Commission of Texas (the “PUCT”) due to inadvertent error. However, the Calculation Date Statement was timely remitted to the Trustee and each rating agency for the Bonds.	The Servicer remitted the Calculation Date Statement to the PUCT, which cured the default, on January 2, 2019.

APPENDIX II

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC’S MINIMUM SERVICING STANDARDS

I. GENERAL SERVICING AND ADMINISTRATION

1. Policies and procedures are instituted to monitor whether or not a Servicer Default has occurred under the Transition Property Servicing Agreement dated as of December 16, 2005, by and between CenterPoint Energy Transition Bond Company II, LLC, as Issuer (the “Issuer”), and CenterPoint Energy Houston Electric, LLC, as Servicer (the “Servicing Agreement”).

II. MAINTENANCE OF COLLATERAL OR SECURITY

1. Collateral or security on the Senior Secured Transition Bonds, Series A of the Issuer (the “Transition Bonds”) is maintained as required by the Servicing Agreement. (Servicing Agreement § 3.04(f))

2. Deposit amounts are analyzed, in accordance with the Public Utility Commission of Texas (“PUCT”) rules no more frequently than quarterly, upon the request of either the retail electric provider (“REP”) or the Servicer, to ensure that any deposits for REPs required under the Financing Order of the PUCT under Docket No. 30485 (the “Financing Order”) accurately reflect two months’ maximum collections. (Annex 1 to the Servicing Agreement § 8(a)(ii))

3. Deposits held in trust for an REP are returned to the REP within ten (10) calendar days of a reduction in activity qualifying for a deposit reduction as set forth in the Servicing Agreement. (Annex 1 to the Servicing Agreement § 8(a)(ii)) The Servicer’s procedure is to notify the REP when it holds funds in excess of current required deposit amounts and act in accordance with the REP’s instructions as to return of the funds.

III. TRUE-UP OF TRANSITION CHARGES

1. A true-up of transition charges is prepared and filed annually (as provided in the definition of Calculation Date) with the PUCT. (Annex 1 to the Servicing Agreement § 7)

IV. BILLING, COLLECTION AND REMITTANCE OF TRANSITION CHARGES

1. The Servicer calculates and bills the transition charges to the REPs. (Servicing Agreement § 3.01(a)(i))

2. Payments of transition charges made by the REPs are remitted to the Trustee (as defined in the Servicing Agreement) on or before the second business day after receipt. (Servicing Agreement § 5.11)

3. Accrued Interest (as defined in the Servicing Agreement) is paid by the Servicer from the date or dates transition charges were received to the date such transition charges were remitted to the Trustee. (Servicing Agreement § 3.03(a))

4. Pursuant to the Servicing Agreement, the Servicer charges a five percent (5%) penalty on all transition charges billed to an REP but not paid by the close of business on the 35th day following each billing by the Servicer to the REP. (Servicing Agreement § 3.02(c))

5. An REP is considered to be in default after 45 calendar days, after which time the Servicer will direct the application of the security deposit to the transition charges the REP has failed to remit and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties. (Annex 1 to the Servicing Agreement § 9(b))

6. For each REP, a reconciliation of the amount held back for uncollectible transition charges and the amount actually written off as uncollectible during the time period is performed annually and the resulting balance is either remitted to or collected from the REP. (Annex 1 to the Servicing Agreement § 4(b))

V. INVESTOR AND TRUSTEE REPORTING

1. Semiannual Servicer’s Certificates are prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.05 and Annex 1 to the Servicing Agreement § 6)

2. Semiannual Servicer’s Certificates provide the information specified by and calculated in accordance with the terms of the Servicing Agreement. (Annex 1 to the Servicing Agreement § 6)

3. Servicer’s Annual Statement as to Compliance is prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.06)

4. The Servicer causes a registered public accounting firm to prepare, and the Servicer delivers the Annual Accountant’s Report in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.07)

5. Servicer’s Calculation Date Statement is prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Annex 1 to the Servicing Agreement § 3)

6. Servicer’s Calculation Date Statement provides the information specified in Annex 1 to the Servicing Agreement. (Annex 1 to the Servicing Agreement § 3)

VI. OPINIONS OF COUNSEL

1. The Servicer causes counsel to prepare, and the Servicer delivers an opinion of counsel to the parties required under the Servicing Agreement promptly after the execution and delivery of each amendment to the Servicing Agreement. (Servicing Agreement § 3.11(a))

2. The Servicer causes counsel to prepare, and the Servicer delivers an opinion of counsel to the parties required under the Servicing Agreement within ninety (90) days after the beginning of each calendar year per the Servicing Agreement. (Servicing Agreement § 3.11(b))

VII. MAINTENANCE OF RECORDS

1. The Servicer conducts, or causes to be conducted, periodic audits of the Transition Property Documentation (as defined in the Servicing Agreement) held by it under the Servicing Agreement and of the related accounts, records and computer systems and provides the audit report to the Issuer and the Trustee. (Servicing Agreement § 3.09(a))